Exhibit 3.74

[CERTIFIED TRANSLATION]

[Stamp seal in lefthand margin with	NOTARY NUMBER FIFTEEN	[Illegible holographic
Mexican coat of arms and text: JESUS	TIJUANA, BAJA CALIFORNIA	notary seal in the right
CASILLAS DURAN. Adjunct Notary.		margin]
Notary Public No. 15. Tijuana, B.C,
Mexico. United Mexican States.]

— VOLUME ONE-HUNDRED FIFTY ONE- PAGE NUMBER (39).—

— INSTRUMENT NO. SEVEN-THOUSAND, NINE-HUNDRED FIFTEEN (7915).—

— In the city of Tijuana, State of Baja California, on July twentieth, two-thousand one, before me, ENRIQUE GALLAGA ESPARZA, Notary Public No. Fifteen of this Municipality, appeared Mr. ANGEL GABRIEL ENCINAS OROZCO, acting in his capacity as attorney in fact of Mr. JOHN G. BOWES and of the Company CAMELBAK PRODUCTS, INC., with the purpose of notarizing incorporation of a commercial company, pursuant to the following: —

— CLAUSES —

— FIRST CHAPTER —

— NAME, PURPOSES, DOMICILE, AND DURATION OF THE CORPORATION: —

— FIRST, The Corporation will be called “HYDROSPORT”. and this name, when used, will always be followed by the words “SOCIEDAD DE RESPONSABILIDAD LIMITADA”, or its abbreviation, “S. DE R.L.” —

— SECOND.- The Corporation’s purposes include: —

— A) Import raw materials, parts, and components for fabrication, manufacture, construction. assembly, repair, finishing, packaging, and processing of all types of items and industrial and commercial products, of paper, plastic, wood, metal, iron, and non-iron, or of any other material or nature, as well as electrical, electronic, electromechanical, electromagnetic, and metal-mechanical products, under the terms provided by the Customs Law and the Decree for Promotion and Operation of the Exportation Manufacturing Industry and the Decree establishing the Temporary Importation Program to Produce Items for Exportation. —

— B) Import, export, store, distribute, purchase, and sell, through wholesale and retail, al] types of domestic and foreign items, as well as negotiate with them at commission. —

— C) Perform all types of importation, exportation, and commercialization activities for all types of goods. —

— D) Acquire all types of movable goods and real estate and carry out all types of acts, instruments, agreements, and contracts of any nature, provided they are not prohibited, restricted, or limited by any law or administrative provision. —

— E) Render or contract technical, consultative, and advisory services, and sign contracts or agreements to achieve these purposes. —

— F) Acquire, transfer, and in general, negotiate with all types of stocks, obligations, company shares, and any security as permitted by law. —

— G) Obtain and grant patents, marks, trade names, options or preferences, copyrights, and concessions for all types of activities through any title. —

—  H) Promote, establish, organize, exploit, and participate in the capital and equity of all types of commercial companies, civil partnerships, associations, or industrial or commercial companies or companies of any other type, both foreign and domestic, and participate in their administration and liquidation. —

— I) Issue, accept, endorse, or guarantee any type of credit instrument and grant bonds or securities of any type for the contractual obligations or the securities issued or accepted by third parties. —

— J) Issue loans, grant and receive specific guarantees, issue obligations, accept or guarantee all types of credit instruments and grant bonds or securities of any type for the contractual obligations or the securities issued or accepted by third parties. —

— K) Acquire, possess, or manage movable and immovable property, with the object of obtaining products thereof through their lease or sale. —

— L) Operate in the field of commissions, mediation, and accept the conduct of business representations of all types. —

—  M) Manage capital, securities, and movable and immovable property, and enter into all types of commercial companies. —

— N) Obtain and exploit concessions of the Federal Government. State Governments, and Municipal Governments of the Republic. —

— O) In general, execute all those acts related to the aforesaid purposes. —

— THHIRD.- The Corporation’s domicile will be the City of Tijuana. State of Baja California. Republic of Mexico. The General Assembly of Members and the Board of Directors or Managing Director may establish agencies or branches inside and outside of the Republic. The contracts and agreements signed by the Corporation may establish legal domiciles. —

— FOURTH.- The duration of the Corporation will be indefinite. —

—SECOND TITLE —

— CAPITAL STOCK —

— FIFTH.- The capital stock is variable, with a minimum of $3,000.00 pesos, domestic currency (THREE THOUSAND PESOS, 00/100, DOMESTIC CURRENCY). The Corporation’s minimum capital has been subscribed and paid in its entirety. The capital stock is divided into company shares. The Corporation’s variable capital will be unlimited. —

— SIXTH: The minimum and variable capital of the Corporation will be divided into Series “A” and “B” shares. The Series “A” shares must represent at all times the proportion of capital stock that the laws or regulatory provisions reserve for Mexican investors, and the Series “B” shares must represent the remaining proportion of capital stock. The Series “A” shares may only be subscribed or acquired by physical persons or legal entities of Mexican nationality with the foreigner exclusion clause. However, the Series “A” shares may also be subscribed or acquired by foreign investors when the respective acquisitions of participation in capital stock are authorized in accordance with current legislation in foreign investment. —

[Stamp seal in lefthand margin with	NOTARY NUMBER FIFTEEN	[Illegible holographic
Mexican coat of arms and text: JESUS	TIJUANA, BAJA CALIFORNIA	notary seal in the right
CASILLAS DURAN. Adjunct Notary.		margin]
Notary Public No. 15. Tijuana, B.C,
Mexico. United Mexican States.]

— SEVENTH: Except for the privileged or special shares or those with special rights that are issued, all shares will confer the same rights and obligations. —

— EIGHTH: The capital stock will be subject to increases to form the variable stock, complying with the following requirements: —

— A) It must be decreed by General Assembly of Members, provided that the previously shares issued are fully subscribed and paid. —

— B) For subsequent establishment and increase of Variable Stock, the right of first refusal of the shareholders of the different existing series must be respected. —

— C) Except when the Assembly decreeing an increase to Variable Stock provides otherwise, the respective Treasury shares will be put up for sale as determined by the Board of Directors. recording the names of the members in the Members’ Registry Book as they subscribe and pay said shares, along with notation of the share percentages. —

— NINTH: The variable stock will be subject to reduction by agreement of the General Assembly of Members. Following agreement for reduction, the holder will be returned his or her real value of the share. —

— TENTH: The affected shareholders must appear at the Corporation’s offices to receive their amounts within one year as from the notification date provided to them in a certified letter addressed to the partner’s address. If the partner fails to appear within this term, the Corporation may deposit the corresponding amounts at a Credit Institution accessible by the interested party. —

— ELEVENTH: All increases or reductions of the capital stock must be recorded in the Variable Stock Registry Book kept by the Corporation. —

— THIRD TITLE —

— SHARES AND PARTNER REGISTRY —

— TWELFTH: The shares may not be represented by negotiable instruments (to the order of or to the bearer) and will only be transferred based on the cases and following the requirements provided by these bylaws. —

— THIRTEENTH: The Corporation will keep a Member Registry including the name and address of each partner, with indications on the share or shares possessed by each partner, if the shares have been fully or partially paid, the installments made, transfers of shares, dates and amounts that have been withdrawn and redeemed. Any transfer of shares involving third parties will not take effect until after record is made in the Member Registry Book. —

— FOURTH TITLE —

— TRANSFER OF SHARES —

— FOURTEENTH: Consent of all members of the Corporation will be required for any of the members to fully or partially transfer shares to any person in any form. The other members will be proportionally entitled to acquire the share of the intended transfer or to appoint a share purchaser, provided that he or she complies with the terms and conditions of the proposed transfer. Said right must be exercised within thirty calendar days following proper written notice to the other members through the Company’s Secretary of the partner wishing to transfer part of his or her share. —

— FIFTH TITLE —

— CAPACITY AND RIGHTS OF THE PARTNER —

— FIFTEENTH: The partner’s capacity is acquired through legal registration of a company share through direct acquisition from the Corporation or via the corresponding transfer, and provided detailed notation takes place in the applicable Registry of the Corporation. —

— SIXTEENTH: All company shares confer equal rights and impose the same obligations on their holders, except for the preferential shares or shares with special or limited rights that are issued. —

— SEVENTEENTH: Each partner has — in proportion to his or her company share — the right to participate in the Corporation’s assets at the time of dissolution, to participate in distribution of dividends, and attend and vote in General Member Assemblies. All members have the obligation to comply with the provisions of the bylaws and the resolutions legally made by the Member Assemblies or by the Board of Directors, except for the right of opposition as granted by Law.—

— EIGHTEENTH: The founding members do not reserve special participation or privilege in Corporate profits.—

— NINETEENTH: In case of increase to capital stock, the members will have right of first refusal to subscribe to the increase of the same series or series they possess, in proportion to the amount of shares they hold. This right must be exercised within a term of five days following notification of the value and number of shares. —

— TWENTIETH: Current or future foreign members of this Corporation formally undertake with the Foreign Affairs Ministry to be considered as nationals regarding the shares they acquire or that they hold, as well as the goods, rights, concessions, participation, or interests this Corporation holds, or the rights and obligations derived from the agreements which the Corporation is a party to with Mexican authorities, and therefore not to invoke protection from its Governments, under penalty, otherwise, of forfeiture to the Nation of such participation. —

—  SIXTH TITLE —

— PARTNER ASSEMBLIES —

— TWENTY-FIRST: The Member Assembly is the supreme body of the Corporation and its resolutions will be binding for all members, even for those in dissent or absent. In all cases, dissenting members will enjoy the rights to withdraw, as conferred by the General Law on Commercial Companies arts. thirty-eight, forty-two. and eighty-six. —

— TWENTY-SECOND: The matters mentioned in the General Law on Commercial Companies Art. seventy-eight are expressly and exclusively reserved to the Member Assembly. —

[Stamp seal in lefthand margin with	NOTARY NUMBER FIFTEEN	[Illegible holographic
Mexican coat of arms and text: JESUS	TIJUANA, BAJA CALIFORNIA	notary seal in the right
CASILLAS DURAN. Adjunct Notary.		margin]
Notary Public No. 15. Tijuana, B.C,
Mexico. United Mexican States.]

— TWENTY-THIRD: The Member Assemblies are subject to the following provisions, and in their absence, to the provisions of the General Law on Commercial Companies, in the understanding that except for the privileged shares issued, each partner will have the right to cast one vote in any Member Assembly for every one-hundred pesos domestic currency of their contribution, based on their participation: —

— A) The Member Assemblies may be held at any time at the request of the members holding at least one third of the Corporation’s stock.—

— B) The Member Assemblies will be held at least once per year within the four months following end of the previous fiscal year to address all matters of the Financial Statements, and confirm, appoint, and remove members of the Board of Directors. —

— C) All Member Assemblies will be held at the Corporation’s address, except due to force majeure or unforeseen circumstances. —

— D) Announcement for the Member Assemblies must be signed by the Managing Director, Chief Secretary, or by the Statutory Auditor or by the members holding at least one third of the Corporation’s stock. —

— E) The announcement must be made in writing for each partner at least fifteen days before the Assembly date, via certified mail or fax if the partner resides within the United Mexican States, or certified airmail or fax if the partner resides outside of the United Mexican State, postage paid, addressed to the most recent address said members have provided in writing to the Corporation for such purposes, and must include at least the date, time, place, and Agenda for the Assembly, and be signed by the person convening it. However, it is understood that the members residing outside of the United Mexican States may also register with the Corporation a second address within the United Mexican States to receive an additional copy of said announcement. —

— F) The announcement will be required for validity of the Assembly resolutions, except at the time of voting when the entirety of the members have been represented. —

— G) Any partner can be represented during the Member Assembly by the person he or she has appointed for such purposes through a simple power of attorney letter. —

— H) In the absence of a legal order to the contrary, only persons or legal entities whose names are registered in the Member Registry Book of the Corporation will be recognized as members for purposes of receiving the announcement and appearing at any Member Assembly. and said Member Registry Book will be enough for said persons to attend the Assembly. —

— I) For quorum at a Member Assembly held by virtue of a first announcement, the shareholders of a majority of Company shares or their representatives must be present. at a minimum, in the Assembly of the second announcement, with legal quorum with the members represented therein.—

— J) Once quorum has been established, the person presiding over the Member Assembly wilt declare that it is legally convened and will put the items on the Agenda up for discussion by the Assembly. —

— K) All voting in Member Assemblies will be via open vote unless members representing the majority of capital stock agree voting will be conducted via secret vote. —

— L) For valid adoption of resolutions in any partner assembly held by virtue of the first or subsequent announcement, affirmative vote of all holders representing the majority of the capital stock present, except where otherwise provided in these Bylaws, will be required to carry out the following: —

— 1. (ONE) Admission of new members. —

— 2. (TWO) Transfer of shares. —

— 3. (THREE) Increase or reduction of the Corporation’s capital stock. —

— 4. (FOUR) Amendments to the Corporation’s bylaws. —

— 5. (FIVE) Merger of the Corporation.

— 6. (SIX) Redemption and withdrawal of the shares. —

— M) The Assembly Secretary will prepare the minutes of each Member Meeting, which will be transcribed in the corresponding Minutes Book of the Corporation and signed by at least the persons acting as President and Secretary of the Assembly. Similarly, the Corporation will keep a file containing: A copy of the Assembly announcement, the powers of attorney provided at the Assembly, or at least an extract of each power of attorney as certified by the scrutineer(s), copy of the reports, opinions, and any other documents presented at the Assembly, and a copy of the Assembly minutes. —

— N) If for any reason a Member Meeting for which due notice has been given is not held. this fact and the corresponding reasons will be recorded in the Minutes Book and noted in the file mentioned in paragraph M) above. —

— O) Execution of the Member Meeting will not be necessary in any case except as provided in item B) of this Clause. Anyone who proposes a resolution not requiring convening of a Member Meeting may send, via the Corporation’s Secretary, a copy of the proposed resolution to all members of the Corporation in accordance with paragraph E) of this clause, requesting their vote in agreement of the matter. If the Managing Director or Chief Secretary does not receive an affirmative vote in writing from all members within ten days following the date when the proposed resolution was sent, it will be considered as not approved. —

— SEVENTH TITLE —

— CORPORATION MANAGEMENT —

— TWENTY-FOURTH: The Corporation will be managed by a Managing Director or a Board of Directors comprised by the number of directors designated by the Assembly. No Director needs to be a member of the Corporation. —

[Stamp seal in lefthand margin with	NOTARY NUMBER FIFTEEN	[Illegible holographic
Mexican coat of arms and text: JESUS	TIJUANA, BAJA CALIFORNIA	notary seal in the right
CASILLAS DURAN. Adjunct Notary.		margin]
Notary Public No. 15. Tijuana, B.C,
Mexico. United Mexican States.]

— TWENTY-FIFTH: Each Director will be elected for a one-year term counted from the designation date, but in all case will continue in his or her position until a successor has been elected and taken office. The Directors may be re-elected. Any Director may be removed, with or without cause. —

— TWENTY-SIXTH: In the first Meeting held after the Member Assembly has appointed a Board of Directors — if this Assembly fails to make the appointments — will appoint at least one of its members as Managing Director. —

— TWENTY-SEVENTH: The Board of Directors may meet at the place designated in the meeting notice, either inside or outside of the United Mexican States. The Board of Directors may meet as often as necessary or convenient as deemed by the majority of the Directors. Written notice of each Board of Directors meeting must be sent to each Director at least five days prior to the meeting date, via confirmed telegram through registered mail, or via fax, if the recipient resides in Mexico, or certified airmail or fax if the partner resides outside of the United Mexican State, postage paid, addressed to the most recent address said directors have provided in writing to the Corporation. This notice must include the date, time, place, and Agenda for the meeting. However, the Board of Directors meeting will be valid even without an announcement when all members of the Board are present, or if there is quorum, and each Director absent from the meeting signs a waiver of his or her right to be convened. —

—TWENTY-EIGHTH: There will be quorum in any Board of Directors meeting if at least the majority of the Directors are present. Resolutions of the Board of Directors will be adopted only when approved by affirmative vote of at least the majority of the Directors present. —

— TWENTY-NINTH: The Board of Directors will have the broadest legal authority to execute all acts and operations that by law or these articles of incorporation and bylaws are not expressly reserved to the Member Assembly, and include but are not limited to the following: —

— A) Manage the Corporation. —

— B) Represent the Corporation before any type of person and authority, with powers of attorney for disputes and collections, administrative acts, and for acts of ownership, with all general and special authorities requiring a special clause, pursuant to Baja California Civil Code Art. 2,428, first three paragraphs, so it is understood that those specified by Art. 2,461 of the same Code are conferred, including said authorities to withdraw from the amparo (injunction) suit, file criminal complaints and reports and process them until their conclusion, serve as a civil party and assist the Public Prosecutor and grant pardon, as applicable. —

— C) Accept, certify, grant, send, issue, endorse, guarantee or through any other reason or concept subscribe to credit instruments on behalf of the Corporation. —

— D) Establish agencies or branches of the Corporation or remove them. —

— E) Appoint and remove Technical and/or Executive Directors, the Managing Director, General Manager, Directors, powers of attorney, agents, and other employees of the Corporation, confer the authorities they deem appropriate, determine the retributions they are to receive and the guarantees they are to provide. —

— F) Confer and revoke general or special powers of attorney on behalf of the Corporation. —

— G) Execute all agreements of the General Shareholder’ Assembly. —

— H) Convene Member Assemblies, and in general the broadest authority to carry out all acts and agreements required for the Corporation’s purpose. It is expressly agreed that no Director may individually exercise any of the above powers of the Board of Directors unless he or she has been expressly authorized to do so by virtue of a power of attorney granted, or in accordance with a resolution duly adopted by the Board of Directors or Member Assembly. —

— THIRTIETH: From each Board session minutes will be taken, which will include the resolutions adopted, which will be signed by the person presiding over the Assembly and its Secretary. If one or more Directors refuses to sign, note will be made of this. —

— EIGHT TITLE—

— CORPORATE OVERSIGHT —

— THIRTY-FIRST: Oversight of the Corporation will be entrusted to a Statutory Auditor. This Auditor may continue in his or her position for one year counted from the date of appointment and may be re-elected, with notice given to the Member Assembly and Board of Directors meetings he or she will attend with or without voting right. —

— NINTH TITLE —

— FISCAL YEAR, FINANCIAL STATEMENTS, RESERVES, AND LIMITED LIABILITY: —

— THIRTY-SECOND: The Member Assembly is expressly authorized to determine the fiscal year and modify it as appropriate, in the terms provided by the Law in question. —

— THIRTY-THIRD: With prior express agreement of the Assembly and prior deductions agreed by the Assembly, the profits will be partially or total distributed as dividends among the shareholders, in proportion to their participation in capital stock. —

— THIRTY-FOURTH: In the event of limited vote shares, dividends may not be assigned to ordinary shares without first making payment to those with limited vote a five-percent dividend. When dividends are not decreed in a fiscal year, or when they are less than five percent, this will be covered in following years with the indicated priority. —

— THIRTY-FIFTH: The losses, if applicable, and except where otherwise agreed by unanimous vote of the shareholders, will be reported by them in proportion to the number of their company shares and up to their par value. —

— THIRTY-SIXTH: The distribution of dividends will be announced only once in the official state Gazette or in any other newspaper where the corporation resides, except when all shareholders are aware of the respective agreement or appear to receive the dividend. —

[Stamp seal in lefthand margin with	NOTARY NUMBER FIFTEEN	[Illegible holographic
Mexican coat of arms and text: JESUS	TIJUANA, BAJA CALIFORNIA	notary seal in the right
CASILLAS DURAN. Adjunct Notary.		margin]
Notary Public No. 15. Tijuana, B.C,
Mexico. United Mexican States.]

— THIRTY-SEVENTH: The liability of each member is limited to the value of the value that they own from time to time, and each member will be liable for the outstanding part of his or her share. —

— ELEVENTH TITLE —

— DISSOLUTION AND LIQUIDATION —

— THIRTY-EIGHTH: The corporation will be dissolved in the cases mentioned in the General Law on Commercial Companies article 229 and due to the death or bankruptcy of any of the corporation’s members. —

— THIRTY-NINTH: Liquidation of the corporation must take place based on the provisions of the general law on Commercial Companies Chapter 11, by two liquidators. —

— FORTIETH: During the liquidation of the corporation, the scope of authority and responsibilities of the liquidators will be equal to those of the administrators and employees of the corporation during its existence.—

— FORTY-FIRST: Until the appointment of the Liquidators is registered in the public registry of property and commerce and until they assume their obligations, the corporation’s administrators will continue in their positions. However, no administrator or employee of the corporation may commence or in other any other form sign new transactions on behalf of the corporation after the resolution to liquidate the corporation has been approved by the member assembly or after the existence of a legal cause for dissolution of the corporation has been proven, as applicable. —

— FORTY-SECOND: Distribution of the remaining amount, if applicable, will be made in proportion to participation in the capital stock of each member and in no case will member participation in the remaining amount exceed his or her percentage of participation in the capital stock. —

— TRANSITORY CLAUSES —

— FIRST: The appearing party states that the minimum capital represented by fixed capital shares has been fully subscribed and paid in cash as follows: —

Names:	Capital:	No. of Company Shares:
CAMELBAK PRODUCTS. INC.	$2,970.00	1
JOHN G. BOWES	$30.00	1
TOTAL	$3,000.00	2

— SECOND: The appearing party, with the representations provided, is established in...

[Deleted text]

—TWO. — RESOLUTIONS.  —  The appearing party showed me five one-sided pages with text of the resolutions adopted unanimously outside of assembly by the corporation’s members, and as they were not recorded in the respective minutes book, I attach to the appendix of this instrument the following, which is identified by the letter “A”, and which I transcribe, as follows:

HYDROSPORT, S. DE R.L. DE C.V.
RESOLUTIONS ADOPTED UNANIMOUSLY BY THE MEMBERS
OUTSIDE OF ASSEMBLY

In accordance with the provisions of the twenty-third clause, item F of the corporate bylaws of HYDROSPORT, S. de R.L. de C.V. (hereinafter: the “Corporation”), all the Corporation’s members indicated below agreed to adopt the resolutions contained in the present document:

Member	Corporate Shares	Value

CamelBak Products, LLC	1	$2,970.00
CamelBak International, LLC.	1	$30.00
TOTAL	2	$3,000.00

As the members of the Corporation are foreign nationals and without a permanent establishment in the United Mexican States, they do not have a Mexican federal taxpayer registration number.

It is evidenced that all of the Corporation’s members approve this document unanimously, and that they had the following documents available to them and reviewed them prior to the date hereof:

i) Report of the Corporation’s Board of Directors on the operations and policies enacted by the Corporation during the irregular fiscal year ending on December 31, 2001, and the fiscal years ending on December 31 of 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, and 2010, respectively.

ii) The Corporation’s financial statements from the irregular fiscal year ending on December 31, 2001, as well as the fiscal years ending on December 31 of 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, and 2010, respectively.

iii) Reports from the Corporation’s statutory auditor regarding the veracity, adequacy, and reasonability of the information the Board of Directors presented to the members, mentioned in the previous items.

iv) Decisions and reports on review of the Corporation’s fiscal situation, in accordance with Federal Tax Code Art. 52 section III, for the fiscal years ending on December 31 of 2001, 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, and 2010, respectively.

A copy of each of said documents is attached to the file of these adopted by the Corporation’s members outside of assembly.

FIRST. “IT IS RESOLVED to amend the First Clause (thusly) of the Corporation’s bylaws, to state as follows:

‘FIRST. The Corporation will be called “Hydrosport”, and this name, when used, will always be followed by the words “SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE”, or its abbreviation, “5. DE R.L. DE C.V.”

SECOND. “IT IS RESOLVED to certify that the Corporation’s capital stock is variable as from its incorporation date and due to an error the words “Capital Variable” or their abbreviation “C.V.” were not included in the First Clause of the Corporation’s Bylaws at the time of incorporation. Considering the amendment to the First Clause of the bylaws, this is resolved in accordance with the first point, and based on the provisions of the Fifth Clause of the Corporation’s Bylaws valid in terms of public instrument No. 7,915, dated July 20, 2001, notarized by Enrique Gallaga Esparza, Notary Public No. 15 of Tijuana, State of Baja California.”

THIRD. “IT IS RESOLVED (i) to ratify the contents of the Corporation’s Bylaws, considering the amendment to the First Clause of the Bylaws indicated in the FIRST resolution above; (ii) to recognize as adopted the variable capital modality from the time of Corporation incorporation for whatever applicable legal purposes; and (iii) ratify each and every one of the instruments, records in books, and agreements adopted prior to the present resolutions by the Corporation’s members, adopted or carried out in terms of whatever assembly of members or resolutions adopted unanimously, including but not limited to those agreements adopted in terms of:

1) The General Ordinary Assembly of Members on January 16, 2004;

2) The General Ordinary Assembly of Members on January 31, 2005;

3) The General Extraordinary Assembly of Members on September 2, 2005, and

4) The resolutions adopted unanimously and in writing by the Corporation’s members outside of assembly on July 21, 2010.”

I, Miguel Angel Cardenas C., Expert Translator, authorized by the Supreme Court of Justice of Mexico City, by resolution published in the Official Gazette dated August 7, 2013, DO HEREBY CERTIFY that the foregoing translation in 2 pages is, to the best of my knowledge, true and correct.

Mexico City, July 26, 2016.